Exhibit 10.23

Agreement Date: 12/8/2016	Dealer No.

COMPANY:

SilverRock Automotive, Inc.

SilverRock Automotive of Florida, Inc.

(Collectively “SilverRock Automotive”)

1720 W Rio Salado Pkwy

Tempe, Arizona 85281

Phone: 877.532.8528 Fax: 866.837.8258

Email: dealer@silverrockinc.com

Tax ID: 47-3217165

DEALER: Carvana, LLC 4020 E Indian School Rd Phoenix, Arizona 85018 Phone: 602.852.6604 Fax: 602.667.2581 Email: legal@carvana.com Tax ID: 45-4788036

This SilverRock Automotive Master Dealer Agreement, including the Exhibits and other attached or referenced documents (collectively, this “Agreement”), is made by and between Company and Dealer and supersedes all prior written or oral agreements or understandings of the parties, effective as of the Agreement Date.

1.	DEALER’S AUTHORITY.

1.1.	Authorization. Company authorizes Dealer, pursuant to the terms and conditions of the Agreement, to issue or sell the Company programs (each a “Contract Program”) available from time to time through the Company to customers purchasing vehicles (“Purchaser”) from Dealer. Dealer may only issue or sell Contract Programs on the date vehicle is sold to Purchaser. The Company-approved contract signed by Purchaser with respect to a Contract Program shall be referred to herein as a “Customer Contract”.

1.2.	Contract Programs. All Contract Programs shall be issued or sold in accordance with and subject to the contract forms, rules, coverages, guidelines, retail rates, and costs authorized by Company and furnished to Dealer. Dealer shall not have any authority to alter, modify, waive, or discharge any terms of a Contract Program without Company’s prior written consent. The Customer Contract shall be sold or issued only on an eligible vehicle, as defined in the applicable Customer Contract and provided Company documentation.

1.3.	Jurisdiction. Dealer may only sell or offer Contract Programs in the state(s) authorized by Company.

2.	COMPANY OBLIGATIONS.

2.1.	Issuing, modifying, amending, rejecting and cancelling contracts, as applicable;

2.2.	Processing cancellations and non-renewals consistent with applicable contract, statutory, and regulatory requirements;

2.3.	Administering and handling claims consistent with applicable contract, statutory, and regulatory requirements, provided that SilverRock shall have no responsibility to handle any claims and no obligation to administer any contract if the fees due to SilverRock have not been remitted;

2.4.	Complying with all applicable regulatory and statutory requirements, including all licensing requirements related to the products or services provided under this Agreement;

2.5.	Providing Dealer with standard reports for the products or services provided pursuant to this Agreement, and may provide non-standard reports as Dealer may reasonably request from time to time;

2.6.	Making and filing all applicable tax returns and reports as required by any municipal, state, or federal statute or regulation, and paying all taxes levied on SilverRock, but excluding taxes levied on Dealer; and

2.7.	Maintaining program records and procedures;

3.	DEALER OBLIGATIONS.

3.1.	Vehicle Condition. Dealer agrees to fully inspect, and correct or repair and mechanical malfunctions, prior to issuing a warranty or service contract on any vehicle. Dealer assumes responsibility for any defects found to be evident at time of sale.

3.2.	Dealer Cost and Dealer Compensation. For each Customer Contract issued or sold, Dealer will pay Company the amount due as calculated by the Company (“Dealer Cost”). Dealer’s compensation will be determined by the Dealer upon submission of the Customer Contract to the Company. Dealer shall not charge the Purchaser a separate fee for any Limited Warranty.

3.3.	Cancellation Refunds. Dealer shall be obligated to refund a pro rata share of the Dealer Compensation for any Customer Contract cancelled prior to its scheduled expiration date. Upon cancellation request by Purchaser or Lienholder, Company shall calculate refund due as specified in the Customer Contract. Company shall advise Dealer of Dealer’s pro rata share of refund and Dealer will be solely responsible for remitting Dealer’s pro rata share of the refund, along with any applicable refund amounts to the Purchaser or Lienholder. Dealer shall not be entitled to any portion of any cancellation fee set forth in the Customer Contract. If Company pays Dealer the pro rata portion of Dealer Cost, Dealer will be solely responsible for remitting full refund amount to Purchaser or Lienholder within 30 days after request from Company. Dealer will indemnify Company for any amounts required to be paid by Company as a result of Dealer’s failure to make full and timely refunds. Dealer’s obligation to make refunds and indemnify Company shall survive termination or expiration of this Agreement. Dealer shall keep all documentation required to be maintained under applicable law demonstrating that applicable refund amounts due to Purchasers or Lienholders were properly made. Dealer shall provide copies of this documentation to Company within thirty (30) days after Company’s request therefor.

3.4.	Reports and Remittances. After the close of each calendar month, Company will submit to Dealer an electronic invoice for all Customer Contracts issued or sold during the previous month. Not later than seven (7) days after the invoice date, Dealer shall remit to Company the total invoiced amount. Dealer agrees that Company may deduct any outstanding invoice balance from other amounts due Dealer and apply such amounts directly to Company.

3.5.	Contract Program Benefits. Company shall be solely responsible for administering and paying all benefits under its Contract Programs. Dealer shall have no authority to adjudicate, settle, or pay any benefits under the Contract Programs. Dealer shall instruct Purchaser to follow the claims reporting instructions set forth in the Customer Contract and provide all reasonable and necessary assistance to Purchaser.

3.6.	Mechanical Breakdown Repairs. If Dealer maintains a service department and performs repairs under the Contract Programs, Company shall reimburse Dealer for the cost of such repair services at the amounts and in the manner prescribed by Company. Prior to commencing repairs, Dealer shall diagnose nature and cause of mechanical breakdown and prepare an estimate of the cost of the required repairs. In preparing its estimated cost of repairs, Dealer shall utilize the agreed upon labor rate for the repair time required as specified in the recognized labor manual used by Dealer and approved by Company (e.g., Alldata, Motors, Chilton, Mitchell, Factory, etc.), and the agreed upon price for required parts. Dealer shall obtain Company’s prior approval before commencing any repair work for which reimbursement is sought from Company. In order to obtain reimbursement for repair services,

3.6.1.	Dealer must submit to Company a completed repair invoice not more than thirty (30) days after the date the repair is completed.

3.6.2.	Dealer must warranty all workmanship and parts in connection with a covered repair he performs for a period of 12 months and 12,000 miles after the date the repair is completed.

4.	DEALER REPRESENTATIONS, WARRANTIES AND COVENANTS. Dealer hereby makes the following representations, warranties and covenants to Company:

4.1.	Licenses. Dealer and Dealer’s employees and agents currently have and at all times during the term of this Agreement shall maintain in good standing, all licenses, permits, and certifications necessary to transact Dealer’s business as presently conducted and to perform the transactions contemplated by this Agreement.

4.2.	Laws and Regulations. Dealer and Dealer’s employees and agents are familiar with and, at all times during the term of this Agreement, shall comply with all applicable state and federal laws and regulations including, without limitation the Magnusson-Moss Act and its implementing regulations, the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act (“ECOA”) and Regulation B (“Reg. B”), the Fair Credit Reporting Act as amended by the Fair and Accurate Credit Transactions Act (including, but not limited to, the Red Flag Rule), the Fair Debt Collections Practices Act, the Gramm-Leach-Bliley Act (“GLBA”) and the Federal Trade Commission rules, the Dodd Frank Act, the USA PATRIOT Act, state motor vehicle dealer laws, state retail installment sales acts, trade practices and all other statutes, rules and regulations of governmental agencies applicable to the sale and financing of motor vehicles and/or the sale or issuance of the Contract Programs.

4.3.	Compliance/Sales Practices; Company Rules. Dealer has and shall maintain formal, written policies and procedures regarding the sale of vehicles and ancillary products. Dealer and Dealer’s employees and agents shall adhere to all rules, manuals, procedures, and instructions prescribed by Company concerning the Contract Programs.

4.4.	Property and Supplies. Dealer shall maintain and account for all supplies and materials furnished by Company (if any) in a secure and safe place. Upon termination of this Agreement, Dealer shall return all supplies and materials to Company.

4.5.	Representations Regarding Contracts. Dealer shall not make any representations or warranties regarding the Contract Programs except those expressly set forth in the Customer Contracts.

4.6.	Legal Notices. Dealer shall promptly notify Company of any pending or threatened suits, investigations, subpoenas or other inquiries affecting Dealer relating to Company or the Contract Programs.

4.7.	Inducement to Lapse. While this Agreement is in force or at any time thereafter, Dealer shall not induce the lapse, cancellation, or termination of any Contract Programs sold.

4.8.	Audit. Subject to reasonable prior notice, Dealer shall grant Company and its authorized representatives right of free access during normal business hours at Dealer’s place of business for the purpose of inspecting and auditing the books and records maintained by Dealer with respect to the Contract Programs.

4.9.	Fiduciary Funds. Dealer shall be considered a fiduciary of all monies received by Dealer on behalf of Company or otherwise due Company and shall not convert same to its own use, until remittance to Company or otherwise applied by Dealer in accordance with this Agreement. Such funds shall be held in trust by Dealer for the benefit of Company and shall be due and payable to Company by Dealer until actually received by Company.

4.	MUTUAL REPRESENTATIONS AND WARRANTIES. Each of Dealer and Company represents and warrants to the other that: (i) It has the full right and authority to enter into this Agreement and perform its obligations hereunder; and, (ii) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms.

5.	MUTUAL INDEMNIFICATION. Dealer shall indemnify, defend, and hold harmless Company, its partners, agents and employees, and their respective successors and assigns of, for, from and against any and all claims, losses, damages, liabilities, judgments, penalties, fines and expenses, including, but not limited to, reasonable attorneys’ fees and costs, to the extent resulting from or arising out of (a) any wrongful or negligent act, error, or omission committed by Dealer or its employees, (b) the failure of Dealer to observe and comply with any state or federal law or regulation applicable to the business conducted by Dealer pursuant to this Agreement, and (c) the material breach by Dealer of any of the terms of this Agreement. Company shall indemnify, defend, and hold harmless Dealer, its partners, agents and employees, and their respective successors and assigns of, for, from and against any and all claims, losses, damages, liabilities, judgments, penalties, fines and expenses, including, but not limited to, reasonable attorneys’ fees and costs, to the extent resulting from or arising out of (a) any wrongful or negligent act, error, or omission committed by Company or its employees, (b) the failure of Company to observe and comply with any state or federal law or regulation applicable to the business conducted by Company pursuant to this Agreement, and (c) the material breach by Company of any of the terms of this Agreement.

6.	EFFECTIVE DATE AND TERMINATION. This Agreement shall become effective as of the Effective Date and terminated by either party by giving 90 days’ prior written notice to the other party. The termination of this Agreement shall not affect or diminish the obligations of the parties under this Agreement with respect to Contract Programs sold prior to the termination date. Dealer shall have no further right to use or distribute any of the documents or instruments relating to the Contract Programs including, but not limited to, Customer Contracts or application.

7.	MISCELLANEOUS

7.1	Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of Arizona, without reference to the conflicts of laws principles thereof. Any judicial action relating to this Agreement and required either because arbitration is unenforceable or to enforce an arbitration award shall be prosecuted in a court of competent jurisdiction in Maricopa County, Arizona as the court of exclusive jurisdiction and proper venue, and the parties hereby consent to the jurisdiction and venue of said court. All parties waive trial by jury in all judicial actions relating to this Agreement.

7.2	Waiver. Failure by either party to exercise or enforce any of its rights or remedies under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision, right, or remedy.

7.3	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective lawful successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective lawful successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

7.4	Assignment. Neither this Agreement, nor any of the authority, rights, duties, obligations, liabilities afforded or created by this Agreement may be assigned or delegated by Dealer to any other person without the prior written consent of Company.

7.5	Modifications. This Agreement may not be amended or modified except by written agreement signed by both of the parties hereto.

7.6	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable laws, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.7	Notices. All notices and communications hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery, (c) facsimile telephonic transmission, (d) email, or (e) mailed first class, registered or certified mail, postage prepaid, and shall be deemed received upon the earlier of actual delivery, confirmed facsimile transmission or email transmission or three days after deposit in the United States Mail. Notices shall be delivered to the addresses stated in this Agreement or updated as provided herein.

7.8	Access Authorization. Dealer hereby authorizes Company to access Dealer Systems (herein, “Systems”) as needed to perform services related to the providing of the Company’s Products, including for purposes of extracting the Dealer data, finance and insurance deal information, and other similar data contained therein. Dealer agrees that Company is permitted, to the extent necessary to perform its obligations under any administered consumer contracts, to access and retain Dealer data to the extent necessary in order for Company and Licensor to perform its obligations or as required by applicable law.

8.	Privacy / Confidentiality / Intellectual Property. The parties shall comply with all applicable provisions of the GLBA in collecting, storing and using “nonpublic personal information” (as defined in the GLBA). The parties shall not use or disclose for any purpose other than as required by this Agreement or permitted by law any “nonpublic personal information” received from customers or Purchasers.

9.	Company Brand. Dealer acknowledges and agrees that all right, title and interest to the “SilverRock” name, brand, logo, trademark and other intellectual property rights of Company including, but not limited to the Contract Program documents (collectively, the “Company Brand”) are the sole property of Company. Dealer acknowledges and agrees that any use of the Company Brand or the intellectual property rights of any affiliates of Company without the prior written consent of Company, or any misrepresentation of Company or the Contract Programs will cause Company immediate and irreparable harm and, therefore, Company shall be entitled to seek equitable remedies in addition to legal damages for such harm.

10.	Nature of Relationship. The relationship between Dealer and Company is that of an independent contractor, and shall not be construed as a joint venture, partnership or contractual servicer of consumer installment sale contracts, and there is no intention to create any relationship beyond that of an independent contractor. This Agreement shall not be construed as authority for either party to act for the other in any agency or any other capacity or to make commitments of any kind for the account of or on behalf of the other, except as expressly set forth in this Agreement. Neither Company nor Dealer has any obligations or duties to the other except as specifically provided for in this Agreement or as imposed by applicable laws. This Agreement is for the sole benefit of Dealer and Company and no third parties are intended to be beneficiaries of or have any rights under this Agreement.

11.	Arbitration. The parties agree that instead of litigation in a court, if any dispute, claim or controversy occurs arising out of, connected with or relating to this Agreement, at the request of a party, the parties shall resolve such dispute by binding arbitration administered and conducted under the then current Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the United States Code. The parties agree that once one party has elected to arbitrate, binding arbitration is the exclusive method for resolving any and all disputes and that by agreeing to this arbitration provision and entering into this Agreement, the parties are waiving their right to a jury trial. The arbitration shall be conducted by a single arbitrator, unless the dispute involves more than $100,000 in which case the arbitration shall be conducted by a panel of three arbitrators if requested by either party. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The arbitrator shall be an attorney or retired judge. The arbitrator shall apply and be bound by governing state or federal law when making an award. The arbitrator shall award only those damages or other relief permitted by applicable state or federal law and this Agreement. The arbitrator shall prepare a written decision stating reasoned findings of fact and conclusions of law. A party may enter judgment on the award in any court of competent jurisdiction. The arbitrator’s award shall be final and binding on all parties. The arbitrator deciding the disputes shall have the authority to award fees, costs, injunctive or equitable relief in accordance with this arbitration provision, this Agreement and applicable law. The parties acknowledge and agree that the Federal Arbitration Act (9 U.S.C. § 1 et seq.) shall govern any arbitration under this arbitration provision and Agreement. All arbitration hearings shall take place in Phoenix, Arizona unless the parties mutually agree on a different location to hold any such arbitration hearing. No attorneys’ fees shall be awarded by the arbitrator unless a party fails to arbitrate as required under this arbitration provision, in which case only the party demanding arbitration shall, to the extent allowed by applicable law, be entitled to recover attorneys’ fees and costs incurred in compelling the other party to arbitrate the dispute.

12.	Limitation of Liability. The liability of either party under any claim related to this Agreement shall in no event exceed the aggregate Dealer Costs paid to Company during the then most recent twelve (12) month period, regardless of the form of action.

[END OF DEALER AGREEMENT. SIGNATURES ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Company:		Dealer:

SilverRock Automotive, Inc.		Carvana, LLC
An Arizona corporation		4020 E Indian School Rd
1720 W Rio Salado Pkwy, Tempe, AZ 85281		Phoenix, Arizona 85018

Signature:		Signature:
	Authorized SilverRock Representative		Authorized Dealer Representative

Name:	Joan B Saunders	Name:	Paul Breaux
Title:	Chief Operating Officer	Title:	General Counsel
Date:	12/08/2016	Date:	12/9/2016